Exhibit 99.1

1855 Lockeway Dr. Suite 501 — Alpharetta, GA 30004 — 678-393-2651 — Fax 678-393-2657

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Files Registration Statement for Proposed Initial Public

Offering of Common Stock

Alpharetta, GA – October 16, 2009—Cellu Tissue Holdings, Inc. (“Cellu Tissue”) today announced that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (the “SEC”) relating to a proposed initial public offering of shares of its common stock. The offered shares will include shares to be sold by Cellu Tissue and shares to be sold by stockholders of the company. The total number of shares to be offered, the allocation of shares to be sold as between Cellu Tissue and stockholders and the price range for the offering have not yet been determined. Cellu Tissue intends to use the net proceeds it receives from the offering to pay down certain indebtedness, including, but not limited to, potentially redeeming or repurchasing a portion of its outstanding senior secured notes, and the remaining net proceeds, if any, for general corporate purposes. Cellu Tissue will not receive any of the proceeds from the sale of shares by the selling stockholders.

Cellu Tissue intends to apply to list the common stock on the New York Stock Exchange under the ticker symbol “CLU.”

Goldman, Sachs & Co. and J.P. Morgan Securities Inc. will act as joint book running managers for the offering. The offering will only be made by means of a prospectus. A copy of the preliminary prospectus, when available, may be obtained by contacting either Goldman, Sachs & Co., at 85 Broad Street, New York, NY 10004, Attention: Prospectus Department, by telephone at 1-866-471-2526 or by emailing Prospectus-ny@ny.email.gs.com, or J.P. Morgan Securities Inc. at National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York, NY, 11245, or by telephone at 718-242-8002.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale of securities would be unlawful prior to their registration and qualification under the securities laws of any such state or jurisdiction.